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Integrated Systems Consulting Group, Inc.
(in thousands, except per share data)
Exhibit 11.1 - Computation of Net Income Per Share

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                                                         Three Months Ended   Six Months Ended
                                                              June 30             June 30
                                                         -----------------   -----------------
                                                           1997     1996      1997      1996
                                                         -------   -------   -------   -------

Shares used in computing primary net income per common share:

     Shares outstanding, beginning of period               7,915     5,617     7,857     5,606


     Net incremental shares resulting from assumed
         exercise of stock options and  warrants using
         the treasury stock method                           938     1,220       966       944


     Weighted impact of common shares issued
         during the period                                     3       747        53       388


     Weighted impact of common shares                         --        --        --        (8)
         repurchased during the period


     Total shares used in computing primary
         net income per common share                       8,856     7,584     8,876     6,930
                                                         =======   =======   =======   =======

Net income                                               $   800   $   724   $ 1,401   $ 1,570
                                                         =======   =======   =======   =======

Primary net income per common share                      $   .09   $   .10   $   .16   $   .23
                                                         =======   =======   =======   =======

Shares used in computing fully diluted net income per common share:

     Shares outstanding, beginning of period               7,915     5,617     7,857     5,606

     Net incremental shares resulting from assumed
         exercise of stock options and warrants using
         the treasury stock method                           958     1,225       976     1,245

     Weighted impact of common shares issued
         during the period                                     3       747        53       388

     Weighted impact of common shares
         repurchased during the period                      --        --        --          (8)
                                                         -------   -------   -------   -------

     Total shares used in computing fully diluted
         net income per common share                       8,876     7,589     8,886     7,231
                                                         =======   =======   =======   =======

Net income                                               $   800   $   724   $ 1,401   $ 1,570
                                                         =======   =======   =======   =======

Fully diluted net income per common share                $   .09   $   .10   $   .16   $   .22
                                                         =======   =======   =======   =======

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